UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Isenbart, Kirk E.
   20270 Goldenrod Lane
   Germantown, MD  20876
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
     02/16/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Microlog Corporation
   MLOG
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Principal Financial Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|(1)      |12/20/200| Common                |6,000    |$1.625 (2)|D            |                           |
ight to buy)            |         |5        |                       |         |          |             |                           |
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Employee Stock Option (R|(1)      |12/16/200|Common                 |5,000    |$1.625 (2)|D            |                           |
ight to buy)            |         |6        |                       |         |          |             |                           |
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Employee Stock Option (R|(1)      |06/18/200|Common                 |5,000    |$1.625 (2)|D            |                           |
ight to buy)            |         |7        |                       |         |          |             |                           |
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Employee Stock Option (R|(1)      |12/14/200|Common                 |5,000    |$1.625 (2)|d            |                           |
ight to buy)            |         |7        |                       |         |          |             |                           |
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Employee Stock Option (R|(1)      |12/15/200|Common                 |10,000   |$0.9375   |D            |                           |
ight to buy)            |         |8        |                       |         |          |             |                           |
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Employee Stock Option (R|(3)      |03/24/200|Common                 |1,000    |$1.00     |D            |                           |
ight to buy)            |         |9        |                       |         |          |             |                           |
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Employee Stock Option (R|(4)      |12/13/201|Common                 |20,000   |$1.594    |D            |                           |
ight to buy)            |         |0        |                       |         |          |             |                           |
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
Explanation of Responses:
(1)  Options are exercisable at 20% per
year.
(2) Options were reprised 8/14/98 to $1.625. Options originally priced at $5.00 - $6.0625
(3) Options are exercisable at the rate of 25% at the end of each fiscal quarter commencing at the completion of quarter ended 7/31/99.
(4) Options are exercisable at 50% per year from date of grant.